Exhibit 99.1

ITEM 1.  BUSINESS

Alliant Techsystems Inc. (“ATK” or the “Company”) is an aerospace, defense, and commercial products company that operates in 22 states, Puerto Rico, and internationally.  ATK was incorporated in Delaware in 1990.

ATK has grown substantively as a result of both internal expansion and a series of acquisitions.  ATK has made the following acquisitions over the past five years:

•                  Swales Aerospace in June 2007

•                  Eagle Industries in March 2009

•                  Blackhawk Industries Products Group Unlimited, LLC in April 2010

ATK is a leading producer of military small-caliber ammunition for use in soldier-carried weapons such as automatic and semi-automatic rifles, and machine guns.  The Company is also one of the largest producers of medium-caliber ammunition used by crew-served weapons on armored vehicles and aircraft.  ATK is one of the largest producers of military large-caliber ammunition used by tanks.  In addition, the Company is a producer of ammunition for the sport enthusiast and law enforcement markets.

ATK is a leading manufacturer of solid rocket motors, supporting tactical, strategic, missile defense, and space launch applications. Its large solid rocket motors support NASA’s current and planned human spaceflight programs, including the Space Launch Systems heavy-lift vehicle and the International Space Station Cargo Resupply Services. The Company produces other large solid rocket motors used to launch a wide variety of strategic missiles and launch vehicles for satellite insertions or deep-space scientific exploration, including the Trident II (“D5”) and Minuteman III which provide strategic deterrence capability for the United States and its allies; Ground-based Missile Defense interceptors, SM-3 interceptors, and missile defense targets; and Graphite Epoxy Motors and Orion Motors for launch vehicles such as the Delta II, Delta IV, Minotaur, Taurus, and Antares.  The Company also produces smaller solid rocket motors for tactical missiles such as the Hellfire and Maverick.  In addition, ATK is a market leader in orbit insertion solid rocket motors that place satellites in their proper orbit once they have arrived in space.

ATK is a provider of composite components for commercial and military aircraft, as well as affordable, precision-strike weapon systems.  The Company manufactures medium-caliber chain guns for use on a variety of land, sea and airborne platforms.  It is a provider of satellite and spacecraft components and subsystems and tactical accessories for military, security, law enforcement and sport enthusiast markets.  ATK provides propellent and energetic materials.  It provides advanced missile warning sensors for a variety of aircraft; fuzes for a wide variety of weapon systems; and advanced barrier systems used by the U.S. Armed forces and its allies.  Additional business lanes include special mission aircraft for intelligence, surveillance and reconnaissance missions; and advanced flares and decoys used for night operations and search and rescue missions.

We conduct our business through a number of separate legal entities which function within our operating segments (“groups”). Effective April 1, 2012, ATK commenced operations in a three-group structure. The three-group structure will maximize efficiency, reduce cost, support customer needs, leverage the Company’s investments and improve overall agility within its markets. As a result of this realignment, ATK’s three operating groups are:

•                  Aerospace Group, consisting of the current aerospace structures, space systems operations, and space components (formerly structures and components) businesses.

•                  Defense Group, consisting of the former Armament Systems and Missile Products businesses.

•                  Sporting Group, consisting of the current accessories and commercial ammunition businesses.

The April 1, 2012 realignment is reflected in the information contained in this report for all periods presented.

Sales, income before interest, income taxes and noncontrolling interest, total assets, and other financial data for each segment for the three years ended March 31, 2012 are set forth in Note 16 to the consolidated financial statements, included in Item 8 of this report.

References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year.

Aerospace Group

Aerospace Group, which generated 29% of ATK’s external sales in fiscal 2012, develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provides engineering and technical services.  Additionally, Aerospace Group operates in the military and commercial aircraft and launch structures markets. Other products include illuminating flares and aircraft countermeasures. The following is a description of the reporting units (“divisions”) within the group:

Aerospace Structures

The division is a provider of composite aircraft components for military and commercial aircraft manufacturers, primarily leveraging advanced automated composite fabrication techniques, including Fiber-Placement Machines and ATK-proprietary Automated Stiffener Forming Machines (ASFM).  It provides a wide variety of composite parts for the F-35 II Lightning, a fifth-generation fighter aircraft for the U.S. military and its allies — these parts include upper and lower wing skins, fuselage skins, nacelles, ducts, and access covers.  It also provides composite radomes and apertures for a number of military aircraft, including the RQ-4 Global Hawk. The division has completed a commercial aerospace composites center of excellence facility in Clearfield, Utah, to support its commercial aerospace customers, including Airbus, General Electric, Rolls Royce, and Boeing.  The division is under contract to produce the majority of the composite stringers and frames for the Airbus A350XWB wide body passenger jetliner, using the ASFM process.  Additional major commercial programs include production of the fan containment case for General Electric’s GEnx engine which will be used to power the Boeing 747-8 Cargo aircraft, and a partnership with Rolls Royce to produce the aft fan case for the Trent XWB engine, which will be used to power the Airbus A350 aircraft.

Space Systems Operations

The division is the production home for the Company’s reusable solid rocket motors for NASA’s current and planned human spaceflight programs, including the  Space Launch System (“SLS”) heavy lift vehicle and the International Space Station Cargo Resupply Services. In addition, the division produces a launch abort system (“LAS”) motor for the Orion crew capsule that was designed to safely pull the crew away from the launch vehicle in the event of an emergency during the launch. The Space Shuttle program was completed in early 2012.  During fiscal 2012, ATK continued performance on the SLS program and achieved all contractual milestones.  The President’s government fiscal year (“GFY”) 2013 budget released in February 2012 identified funding for the continuation of the Space Launch System with a planned use of ATK’s solid rocket motors for ground testing and at least the first two SLS test flights. ATK is operating under an undefinitized contract action that has transitioned ATK’s activities on the Ares I program into the Space Launch System architecture which continues to have strong Congressional support. The recently-enacted GFY 2012 Appropriations Act for NASA codified in statute the funding level and program definition for the Space Launch System.  Congress will determine, as part of the 2013 appropriations legislative process, what the policy and funding levels for NASA will be and allocate GFY 2013 funding for the Space Launch System.

The division also produces large solid rocket motors for the Trident II (“D5”) Fleet Ballistic Missile and the Minuteman III Intercontinental Ballistic Missile.  These two programs provide the backbone of the United States’ strategic deterrence.  The Minuteman III program completed its full rate production in fiscal 2010 and was reduced to a “warm-line” status in fiscal 2011.  Additional solid rocket motors being produced by the division include GEM 40 and GEM 60 motors for the Delta II, Orion®motors for the Orbital Science Corporation’s Pegasus®, Taurus®, and Minotaur launch vehicles, and CASTOR® motors for Orbital Science Corporation’s Taurus rocket, Missile Defense Agency targets, and Germany’s MAXUS program.  The division supplies Orion® motors for all three stages of the ground-based missile defense system.  In addition, the division produces advanced flares and decoys that provide illumination for search and rescue missions, and countermeasures against missile attacks.  The division also produces thermal management systems that provide heating and cooling for spacecraft, either on-orbit or traveling through the solar system.  In fiscal 2010, the division also successfully delivered the first satellite bus (“ORS-1”) for the U.S. Air Force’s Operationally Responsive Space program.

Space Components

The division is a U.S. supplier of satellite mechanical components and assemblies for a wide variety of commercial, civil, and defense spacecraft programs.  It has strong market positions in satellite fuel and oxidizer tanks, precision structures, solar power arrays, deployable structures, and various spacecraft composite primary and secondary structures.  The division produces the very stable backplane structure for the James Webb Space Telescope (“JWST”) mirrors, critically enabling that mission.  Under contract to Lockheed Martin, the division has now transitioned from low-rate to full-rate production on the Terminal High Altitude Area Defense (“THAAD”) for the mid-body aerostructures.  The business also supports multiple Lockheed-Martin A2100 spacecraft programs and Orbital Science’s STAR2 commercial geosynchronous programs.  Additionally, the unit supports NASA’s manned space initiatives via the solar arrays on the Orion/Multi-Purpose Crew Vehicle (“MPCV”) and the propulsion tanks on Orbital Science’s Crew Resupply Service (“CRS”) Cygnus vehicle.

Defense Group

Defense Group, which generated 49% of ATK’s external sales in fiscal 2012, develops and produces military small-, medium-, and large-caliber ammunition, precision munitions, gun systems, and propellant and energetic materials.  It also operates the U.S. Army ammunition plant in Independence, MO and a Naval Sea Systems Command (“NAVSEA”) facility in Rocket Center, WV. Defense Group is a  leader in tactical solid rocket motor development and production for a variety of air-, sea- and land-based systems. The group serves a variety of domestic and international customers in the defense, aerospace, security and energy markets in either a prime contractor, partner or supplier role.  Defense Group is also home to ATK’s missile defense interceptor capabilities, airborne missile warning systems, advanced fuzes, and defense electronics. The group is developing the U.S. Navy’s Advanced Anti-Radiation Guided Missile (“AARGM”) and the Multi-Stage Super Sonic Missile (“MSST”), as well as advanced air-breathing propulsion systems and special mission aircraft for specialized applications. The following is a description of the reporting units (“divisions”) within the group:

Armament Systems

The division is home to the majority of ATK’s precision fire weapons and medium and large-caliber ammunition programs.  It is under contract to produce the Precision Guidance Kit for 155mm artillery and is the developer and producer of the Mortar Guidance Kit for the U.S. Army’s Advanced Precision Mortar Initiative (“APMI”).  The division is a large producer of  medium and large-caliber ammunition for the United States and allied nations.  An additional program of note is the Individual Semi-Automatic Airburst System (“ISAAS”) under development for the U.S. Army.  ATK was also awarded additional funding to support urgent fielding of the ISAAS for operational evaluation in Afghanistan. The division also produces medium-caliber chain guns and is a systems integrator and designer of  medium-caliber ammunition for integrated gun systems globally.  These gun systems are used on a variety of ground combat vehicles, helicopters and naval vessels, including the Bradley Fighting Vehicle, Light Armored Vehicle, coastal patrol craft, and Apache helicopter.  To date, the division has supplied more than 15,000 medium-caliber gun systems to the U.S. military and allied forces worldwide. New products include a link-fed variant of the Apache gun system.

Defense Electronics Systems

The division provides customers advanced radiation homing missile systems, special-mission aircraft, missile warning systems, and mission support equipment.  Key programs include the AARGM missile, the AAR-47 missile warning system used by U.S. and allied fixed and rotor-wing aircraft to defeat incoming missile threats; and the MSST supersonic  target missile for the U.S. Navy.  In July 2011, ATK was awarded a contract by the U.S. Navy for the Engineering and Manufacturing Development phase of the Joint and Allied Threat Awareness System (“JATAS”), a next-generation warning system designed to enhance aircraft survivability against man-portable air-defense systems, small-caliber weapons and rocket-propelled grenades. The division also provides special-mission aircraft that integrate sensors, fire control equipment, and air-to-ground weapons capability for use in counterinsurgency, border/coastal surveillance, and security missions.

Energetic Systems

On January 23, 2012, ATK was notified that the U.S. Army had completed its review of ATK’s revised proposal for a contract to continue operating and maintaining the Radford Army Ammunition Plant (“RFAAP”) in Radford, Virginia,  and that ATK had not been awarded the contract.  Loss of the Radford facility management contract will reduce the Defense Group’s and ATK’s sales and profit.  ATK will continue to operate its New River Energetics facility located on RFAAP, which provides energetics to support ATK’s commercial business, international program efforts and other business not directly associated with the RFAAP contract, and therefore ATK does not expect to lose all revenues associated with this division. The RFAAP contract concluded June 30, 2012 and the plant has been transitioned to the successor contractor.

Missile Products

The division provides customers with tactical, high-performance, solid rocket motor propulsion for a variety of surface and air launched missile systems including Hellfire, Maverick, Advanced Medium-Range Air-to-Air Missile (“AMRAAM”) and Sidewinder.  The division is also home to fuzing and sensors for various artillery, mortar, grenade and air-dropped weapons including the Hard Target Void Sensing Fuze (“HTVSF”). They also produce metal components for various medium-caliber gun and 120mm tank ammunition and production of specialty composite and ceramic structures used on military platforms and in energy applications. The division provides customers with the third-stage propulsion and the solid divert and attitude control system (“SDACS”) used to guide the kinetic warhead on the Standard Missile (“SM-3”) missile defense interceptor.  Additional capabilities include the STAR™ family of satellite orbit insertion motors, high performance rocket boosters, and advanced air-breathing propulsion for platforms designed for Mach 3+ flight.

Small-Caliber Systems

Since 2000, ATK has operated the Lake City Army Ammunition plant (“LCAAP”) in Independence, MO.  In fiscal 2012, the

Company produced approximately 1.5 billion rounds of small-caliber ammunition in the facility.  ATK is currently under contract with the U.S. Army to operate the LCAAP through September 2013.  The prime contract at Lake City, which includes modernization, accounted for approximately 15% of ATK’s total revenue in fiscal 2012.  The division also provides non-NATO munitions and weapons systems to the U.S. Army for use by security forces in Afganistan.

Sporting Group

Sporting Group, which generated 22% of ATK’s external sales in fiscal 2012, develops and produces ammunition and accessories sold to sporting, law enforcement, U.S. Government, and international markets. The following is a description of the reporting units (“divisions”) within the group:

Accessories

The division includes ATK’s accessories product lines such as reloading equipment, gun care products, targets and traps, riflescopes and mounts, and binoculars.  These products are marketed under a number of well-know brand names including: RCBS®, Outers®, Shooter’s Ridge®, Weaver Optics®, and Alliant Powder®.  This division also produces tactical systems and equipment to the armed forces and allies, special operations forces, and law enforcement, both domestic and international.  These products are marketed under well-known brandnames, including BLACKHAWK!® and Eagle®.

Ammunition

The division develops and produces ammunition for the sport hunting/sport enthusiast markets. It also produces ammunition for the local law enforcement, U.S. Government, and international markets.  The division’s Federal Premium® line of ammunition enjoys a market-leading position. Additional brands include Fusion®, Estate Cartridge®, CCI®, and Speer®.

Customers

Our sales come primarily from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. As the various U.S. Government customers, including the U.S. Army, U.S. Navy, NASA, and the U.S. Air Force, make independent purchasing decisions, we do not generally regard the U.S. Government as one customer. Instead, we view each agency as a separate customer.

Sales by customer were as follows:

Sales to:

	Percent of Sales For Fiscal Years Ended:
	2012	2011	2010
U.S. Army	28%	30%	28%
U.S. Navy	12%	11%	11%
NASA	10%	13%	18%
U.S. Air Force	6%	7%	7%
Other U.S. Government customers	9%	7%	5%
Total U.S. Government customers	65%	68%	69%
Commercial and foreign customers	35%	32%	31%
Total	100%	100%	100%

Sales to U.S. Government and its prime contractors during the last three fiscal years were as follows:

Fiscal	U.S. Government sales	Percent of sales

2012	$2,992 million	65%
2011	3,281 million	68%
2010	3,333 million	69%

Our reliance on U.S. Government contracts entails inherent benefits and risks, including those particular to the aerospace and defense industry. We derived approximately 15% of our total fiscal sales from the military small-caliber ammunition contract at Lake City. No other single contract contributed more than 10% of our sales in fiscal 2012. Our top five contracts accounted for approximately 27% of fiscal 2012 sales.

The breakdown of our fiscal 2012 sales to the U.S. Government as a prime contractor and a subcontractor was as follows:

Sales as a prime contractor	65%
Sales as a subcontractor	35%
Total	100%

No single customer, other than the U.S. Government customers listed above, accounted for more than 10% of our fiscal 2012 sales.

Foreign sales for each of the last three fiscal years are summarized below:

Fiscal	Foreign sales	Percent of sales

2012	$703 million	15.2%
2011	695 million	14.3%
2010	632 million	13.1%

Sales to foreign governments must be approved by the U.S. Department of Defense (“DoD”) and the U.S. State Department or the U.S. Commerce Department. Our products are sold directly to U.S. allies as well as through the U.S. Government. Approximately 26% of these sales were in Aerospace Group, 56%% were in Defense Group, and 18% were in Sporting Group.  Sales to no individual country outside the United States accounted for more than 4% of ATK’s sales in fiscal 2012.

Our major law enforcement customers include large metropolitan police departments, the Department of Homeland Security, the Federal Bureau of Investigation, and the U.S. Secret Service. Major customers of our Sporting Group business include retailers such as Walmart, Cabela’s, and Gander Mountain, as well as large wholesale distributors.  Major commercial aerospace customers include Airbus S.A.S., Rolls-Royce Group plc, and General Electric Company.

Backlog

Contracted backlog is the estimated value of contracts for which we are authorized to incur costs and orders have been recorded, but for which revenue has not yet been recognized.  The total amount of contracted backlog was approximately $6.1 billion and $6.5 billion as of March 31, 2012 and 2011, respectively. Included in contracted backlog as of March 31, 2012 was $1.4 billion of contracts not yet funded consisting primarily of the SLS program, which is discussed above. Approximately 47% of contracted backlog as of March 31, 2012 is not expected to be filled within fiscal 2013.

Total backlog, which includes contracted backlog plus the value of unexercised options, was approximately $6.3 billion as of March 31, 2012 and $6.7 billion as of March 31, 2011.

Seasonality

Sales of sporting ammunition have historically been lower in our first fiscal quarter. Our other businesses are not generally seasonal in nature.

Competition

Our aerospace and defense businesses compete against other U.S. and foreign prime contractors and subcontractors, many of which have substantially more resources to deploy than we do in the pursuit of government and industry contracts.  Our ability to compete successfully in this environment depends on a number of factors, including the effectiveness and innovativeness of research and development programs, our ability to offer better program performance than our competitors at a lower cost, our readiness with respect to facilities, equipment, and personnel to undertake the programs for which we compete, and our past performance and demonstrated capabilities.  Additional information on the risks related to competition can be found under “Risk Factors” in Item 1A. of this report.

Our Sporting Group business competes against manufacturers with well-established brand names and strong market positions.  A key strategy in these highly competitive markets is the consistent flow of new and innovative products.  We also attempt to control operating costs, particularly for raw materials, since retail consumer purchasing decisions are often driven by price.  Enhanced product performance is especially important to our law enforcement customers as they rely on our products to protect and serve the public.

ATK generally faces competition from a number of competitors in each business area, although no single competitor competes along all of ATK’s segments. ATK’s principal competitors in each of its segments are as follows:

Aerospace Group:  Aerojet-General Corporation, a subsidiary of GenCorp Inc.; Kilgore Flares Company, LLC, a subsidiary of Chemring North American; Pratt & Whitney Rocketdyne, Inc., a subsidiary of United Technologies Corporation;  Orbital Sciences Corporation; General Dynamics-Integrated Space Systems; Sierra Nevada Corporation; AASC; GKN plc; Vought Aircraft Industries, Inc., a division of Triumph Group; Applied Aerospace Structures Corporation; Ball Aerospace & Technologies Corporation, a subsidiary of Ball Corporation; Keystone & ARDE of United Technologies Corporation; and SpaceX.

Defense Group: Aerojet-General Corporation, a subsidiary of GenCorp Inc.; General Dynamics Corporation; Lockheed Martin Corporation; Raytheon Company; Pratt & Whitney Space and Missile Propulsion, a subsidiary of United Technologies Corporation; The Boeing Company; L-3 Communications Corporation; Northrop Grumman Corporation; BAE Systems, AAR Corp.; Goodrich Corporation; Nammo AS; Science Applications International Corporation (“SAIC”); and various international producers of ammunition and guns.

Sporting Group: Winchester Ammunition of Olin Corporation; Remington Arms; and various smaller manufacturers and importers, including Hornady, Black Hills Ammunition, Wolf, Rio Ammunition, Fiocchi Ammunition, and Selliers & Belloitt.

Research and Development

We conduct extensive research and development (“R&D”) activities. Company-funded R&D is primarily for the development of next-generation technology. Customer-funded R&D is comprised primarily of activities we conduct under contracts with the U.S. Government and its prime contractors. R&D expenditures in each of the last three fiscal years were as follows:

Fiscal	Company-funded Research and Development	Customer-funded Research and Development

2012	$66.0 million	$598.1 million
2011	65.0 million	688.1 million
2010	75.9 million	773.3 million

Raw Materials

We use a broad range of raw materials in manufacturing our products, including aluminum, steel, copper, lead, graphite fiber, cotton linters, epoxy resins, zinc, and adhesives.  We monitor the sources from which we purchase these materials in an attempt to ensure there are adequate supplies to support our operations.  We also monitor the price of materials, particularly commodity metals like copper, which have fluctuated dramatically over the past several years.

We procure these materials from a variety of sources.  In the case of our government contracts, we are often required to purchase from sources approved by the U.S. DoD.  When these suppliers or others choose to eliminate certain materials we require from their product offering, we attempt to qualify other suppliers or replacement materials to ensure there are no disruptions to our operations.  Additional information on the risks related to raw materials can be found under “Risk Factors” in Item 1A. of this report.

Intellectual Property

As of March 31, 2012, we owned 524 U.S. patents and 200 foreign patents.  We also had approximately 200 U.S. patent applications and approximately 151 foreign patent applications pending.

Although we manufacture various products covered by patents, we do not believe that any single existing patent, license, or group of patents is material to our success. We believe that unpatented research, development, and engineering skills also make an important contribution to our business. The U.S. Government typically receives royalty-free licenses to inventions made under U.S. Government contracts. Consistent with our policy to protect proprietary information from unauthorized disclosure, we ordinarily require employees to sign confidentiality agreements as a condition of employment.

As many of our products are complex and involve patented and other proprietary technologies, we face a risk of claims that we have infringed upon third-party intellectual property rights. Such claims could result in costly and time-consuming litigation, the invalidation of intellectual property rights, or increased licensing costs.

Regulatory Matters

U.S. Governmental Contracts

We are subject to the procurement policies and procedures set forth in the Federal Acquisition Regulation (“FAR”).  The FAR governs all aspects of government contracting, including competition and acquisition planning; contracting methods and contract types; contractor qualifications; and acquisition procedures.  Every government contract contains a list of FAR provisions that must be complied with in order for the contract to be awarded.  The FAR provides for regular audits and reviews of contract procurement, performance, and administration.  Failure to comply with the provisions of the FAR could result in contract termination.

The U.S. Government may terminate its contracts with its suppliers, either for convenience or in the event of a default as a result of our failure to perform under the applicable contract. If a cost-plus contract is terminated for convenience, we are entitled to reimbursement of our approved costs and payment of a total fee proportionate to the percentage of the work completed under the contract. If a fixed-price contract is terminated for convenience, we are entitled to payment for items delivered to and accepted by the U.S. Government and  fair compensation for work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred or committed. If a contract termination is for default, we are paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government and may be liable to the U.S. Government for repayment of any advance payments and progress payments related to the terminated portions of the contract, as well as excess costs incurred by the U.S. Government in procuring undelivered items from another source.  Additional information on the risks related to government contracts can be found under “Risk Factors” in Item 1A. of this report.

We also must comply with U.S. and foreign laws governing the export of munitions and other controlled products and commodities.  These include regulations relating to import-export control, exchange controls, the Foreign Corrupt Practices Act, and the anti-boycott provisions of the U.S. Export Administration Act.

Environmental

Our operations are subject to a number of federal, state, and local environmental laws and regulations that govern the discharge, treatment, storage, remediation and disposal of certain materials and wastes, and restoration of damages to the environment.  Compliance with these laws and regulations is a responsibility we take seriously.  We believe that forward-looking, proper, and cost-effective management of air, land, and water resources is vital to the long-term success of our business.  Our environmental policy identifies key objectives for implementing this commitment throughout our operations.  Additional information on the risks related to environmental matters can be found under “Risk Factors” in Item 1A. of this report.

Employees

As of March 31, 2012, ATK had approximately 17,000 employees. Less than 10% of these employees were covered by collective bargaining agreements. The majority of represented employees work at three locations.  Two of the major collective bargaining agreements have terms that expire in calendar 2012.  One contract will be renegotiated, the other contract will expire and be renegotiated  by the successor company that will operate the Radford facility following the expiration of ATK’s contract to operate that facility, and three other contracts expire in calendar 2013.

Executive Officers

The following table sets forth certain information with respect to ATK’s executive officers as of May 1, 2012:

Name	Age	Title
Mark W. DeYoung	53	President and Chief Executive Officer
Neal S. Cohen	52	Executive Vice President and Chief Financial Officer
Steven J. Cortese	50	Senior Vice President Washington Operations
Ronald P. Johnson	49	Senior Vice President and President Sporting Group
Michael A. Kahn	53	Senior Vice President and President Defense Group
Blake E. Larson	52	Senior Vice President and President Aerospace Group
Deborah Moeschl	53	Vice President and Interim General Counsel
Christine A. Wolf	52	Senior Vice President Human Resources

Each of the above individuals serves at the pleasure of the Board of Directors and is subject to reelection annually on the date of the Annual Meeting of Stockholders. No family relationship exists among any of the executive officers or among any of them and any director of ATK. There are no outstanding loans from ATK to any of these individuals. Information regarding the employment history (in each case with ATK unless otherwise indicated) of each of the executive officers is set forth below.

Mark W. DeYoung has served in his present position since February 2010.  From 2006 to February 2010, he was Senior Vice President and President Armament Systems.  From 2004 to 2006, he was Senior Vice President, Ammunition Systems.  From 2002 to 2004, he was Group Vice President, Ammunition Systems.  From 2001 to 2002, he was President, Ammunition and Related Products.  Before that, he was President, Lake City Ammunition.

Neal S. Cohen has held his position since joining ATK in February 2012. Prior to joining ATK, he was President and Chief Operating Officer of Laureate Education Inc., a global provider of private, post-secondary education, from 2008 to 2011.  Before that, he was an executive officer of Northwest Airlines, Inc., serving as Executive Vice President, Strategy and International and also as Chief Executive Officer Regional Operations from 2007 to 2008, and as Executive Vice President and Chief Financial Officer from 2005 to 2007.  From 2002 to 2004, Mr. Cohen was Executive Vice President and Chief Financial Officer of U.S. Airways.

Steven J. Cortese has held his present position since joining ATK in October 2006.  Prior to joining ATK, he served as Vice President, Programs and Budgets for Lockheed Martin Washington Operations from 2003 to 2006.  Prior to that, he served the U.S. Senate Appropriations Committee in a number of key staff leadership posts from 1986 to 2003, including Minority and Majority Staff Director for the full committee.

Ronald P. Johnson has held his present position since April 2010.  From 2004 to March 2010, he was the Vice President and General Manager of Commercial Products.  Prior to joining ATK in 2001, he was Vice President of Finance, Controller, and Vice President of Logistics for Blount International.

Michael A. Kahn has held his present position since April 1, 2012. From August 2010 through March 2012, he served as the Senior Vice President of Missile Products Group.  From 2009 to August 2010, he was Executive Vice President Aerospace Systems.  From 2008 to 2009, he was Vice President and General Manager Launch Systems and, from 2001 to 2008, he was Vice President Space Launch Systems.  Prior to that, he held a number of leadership positions across a variety of programs and operations of the Company.

Blake E. Larson has held his present position since April 2010.  From 2009 to March 2010, he was Senior Vice President and President Space Systems.  From 2008 to 2009, he was Executive Vice President Space Systems and General Manager Spacecraft Systems from August 2008 to January 2009.  From 2006 to 2008, he was Executive Vice President of Mission Systems Group.  From 2005 to 2006, he was Senior Vice President and President Advanced Propulsion and Space Systems.  From 2004 to 2005, he was Vice President and General Manager Space Systems.  From 2003 to 2004, he was Executive Vice President Ordnance and Ground Systems.  He served as President Precision Fuze Company from 2000 to 2003.

Deborah Moeschl has held the position of Vice President and Interim General Counsel since May 1, 2012. Since April 2012, she has also served as ATK’s group counsel for the Defense Group. From 2004 to 2012, she was Assistant General Counsel and Vice President, Armament Systems. From 2003 to 2004, she was Assistant General Counsel and Vice President, Ammunition and Related Products.  Prior to that, she served in various legal positions at ATK.

Christine A. Wolf  has held her present position since March 7, 2011.  She has nearly 30 years of experience in the Human Resources field.  Prior to joining ATK, she was the Senior Vice President and Chief Human Resources Officer for Fannie Mae from 2008 to March 2011.  Prior to that, she was the Chief Human Resources Officer for E*Trade from 2004 to 2008.

Available Information

You can find reports on our company filed with the Securities and Exchange Commission (“SEC”) on our Internet site at www.atk.com under the “Investor Relations” heading free of charge. These include our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.  We make these reports available as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

You can also obtain these reports from the SEC’s Public Reference Room, which is located at 100 F Street NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by phone (1-800-SEC-0330) or on the Internet (www.sec.gov). This site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.